Exhibit 99.1

Best Buy Announces Internal Succession Plan for Company’s
Chief Administrative and Chief Financial Officer

CAO and CFO Sharon McCollam to step down at conclusion
of company’s annual shareholder meeting in June

Current Chief Strategic Growth Officer to assume CFO role

MINNEAPOLIS, May 24, 2016 -- As part of an internal succession plan, Best Buy today announced that Sharon McCollam, the company’s chief administrative and chief financial officer, will be stepping down on June 14, 2016. McCollam will remain with the company in an advisory capacity until the end of the fiscal year, January 28, 2017, to ensure a seamless transition.

Corie Barry, a 16-year veteran of Best Buy and its current chief strategic growth officer, will become the company’s chief financial officer at the conclusion of Best Buy’s annual shareholder meeting, being held on June 14.

Hubert Joly, Best Buy chairman and CEO commented, “Over her many years at Best Buy, Corie has held several field and corporate roles, both in operations and finance. She was formerly the senior vice president of U.S. Finance and, until recently, she led our services business on an interim basis while standing up the company’s Strategic Growth Office. Since Sharon arrived, she has been grooming Corie for this role and the Board of Directors, Sharon and I are confident that Corie’s experience, skills and commitment to Best Buy’s future make her the perfect choice for this role.”

Joly continued, “On behalf of my colleagues on the executive team and the people around Best Buy whose professional lives she’s touched, I want to thank Sharon for all that she’s done for Best Buy. Sharon came out of retirement in 2012 to help revitalize the company when it was facing a multifaceted crisis. Three and a half years later, we are in a completely different place and are into the next phase of our journey as a company. Sharon can leave with a sense of confidence in the future of the company and certain that her legacy will endure.”

Joly concluded, “To my friend, I say simply, thank you for the profound and lasting impact that you have had here! The ability to now begin to spend more time with your husband is so well-deserved.”

Sharon McCollam, CAO and CFO commented, “In every person’s career, there are moments when their heart is filled with emotion. Today is one of those moments for me. I cannot express deeply enough what an immense privilege it has been to be a part of this remarkable company and exciting transformation. With our team of more than 125,000 people, we have worked hand-in-hand to Renew Blue, and today, Best Buy is stronger than ever. What I will cherish most of my time here is the pride that I have felt working with one of the most talented and dedicated teams in retail, not to mention with Hubert who is an extraordinary leader, an inspiring business partner and a friend. I will be forever grateful to have had the opportunity to share this journey with my entire Best Buy family.”

McCollam continued, “As I step down, I do so knowing that we have never been as well-positioned as we are today to take Best Buy to a new level. For this, I would like to thank Hubert, my peers, our corporate and field teams, and in particular, my direct reports, for their exceptional contributions that have made this possible. I would also like to thank our Board and our shareholders for their confidence and support.”

McCollam concluded, “Finally, I would like to thank Corie. Corie has been my strategic right-hand partner since I joined Best Buy. With her exceptional financial acumen and deep understanding of Best Buy’s operations, she has been an influential leader over the financial and cost disciplines that have been established across the company over the past several years. She is also a highly respected cross-functional leader and will be an incredible CFO of whom I could not be more proud or confident. Congratulations, Corie!”

Succeeding Barry as the chief strategic growth officer is Asheesh Saksena. Saksena was most recently the executive vice president of strategy and new business development for Cox Communications. Previously, he was the deputy chief strategy officer for Time Warner Cable. He joins Best Buy next month, reporting to Joly and serving on the executive team.

McCollam’s duties as chief administrative officer will be assumed by several members of the company’s executive team.

•	Barry will also have reporting to her the company’s information technology, information security, audit, procurement and pricing functions.

•
Shari Ballard, president of U.S. retail, takes on the real estate function and will have Best Buy’s business in Mexico reporting to her. In recognition of her additional duties and broad responsibilities, she has been promoted to senior executive vice president.

•
Mike Mohan, Best Buy’s chief merchandising officer, will now have reporting to him the supply chain function. He, too, has been promoted to senior executive vice president in recognition of his expanded role and responsibilities.

•
Trish Walker, president of services, will now have the company’s Enterprise Customer Care function reporting to her. Walker joined Best Buy in April 2016 after two decades with Accenture where, most recently, she led their retail practice.

Investor Contact:
Mollie O’Brien
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Jeff Shelman
(612) 291-6114 or jeffrey.shelman@bestbuy.com